                 EXHIBIT  99.1
                            News
For Immediate Release	Contact:
October 22, 2009	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. TO EXPAND
SATELLITE PCC FACILITY AT PAPER MILL OWNED BY
COMPANHIA SUZANO PAPEL É CELULOSE, S.A., IN BRAZIL
---------

NEW YORK, October 22—Minerals Technologies Inc. (NYSE: MTX) announced today that it will expand its satellite precipitated calcium carbonate (PCC) plant at a paper mill owned by Suzano Papel é Celulose, S.A. in Suzano, Brazil. The facility, which was originally constructed in 1996, is operated by Minerals Technologies do Brasil Comercia é Industria de Minerais Ltda.

The satellite PCC plant that produces filler material for Suzano’s uncoated freesheet paper, will increase from a two-unit facility to three units, with a unit equivalent to 25,000 to 35,000 tons of PCC produced annually. Minerals Technologies also provides PCC to Suzano Papel é Cellulose, S.A. from its satellite plant at the papermaker’s mill at Mucuri, Brazil.

“We are very pleased to be able to expand our operations and our long-term relationship with this world-class paper company,” said Joseph C. Muscari, chairman and chief executive officer, adding that the expansion will be in operation in the first quarter of 2010.

PCC is a specialty pigment for filling and coating high-quality paper. By substituting PCC for more expensive wood fiber, customers like Suzano are able to produce brighter, higher quality paper at lower cost. Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills, and the company helped to enable the Brazilian industry to compete in the global paper market while optimizing the consumption of critical natural forestry resources. Minerals Technologies constructed its first PCC satellite plant in 1986. Today, the company has 53 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.
 ----------

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
----------